Exhibit (11)


                       FLORIDA ROCK INDUSTRIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                THREE MONTHS                     SIX MONTHS
                               ENDED MARCH 31                  ENDED MARCH 31

                              1996            1995           1996         1995

Net income              $ 2,796,000     $ 3,253,000    $ 8,291,000  $9,390,000

Common shares:

Weighted average shares
 outstanding during the
 period                   9,485,302       9,487,155      9,486,210   9,487,188

Shares issuable under
 stock options which are
 potentially dillutive
 and affect primary
 earnings per share           20,076         42,741         24,922      34,487

Maximum potential shares
 includable in computa-
 tion of primary earnings
 per share                  9,505,378     9,529,896      9,511,132   9,521,675

Additional shares issu-
 able under stock options
 which are potentially
 dillutive and affect
 fully diluted earnings
 per share                          -         15,112             -      23,116

Maximum potential shares
 included in computation
 of fully diluted
 earnings per share          9,505,378     9,545,008      9,511,132  9,544,791

Primary earnings per
 common share                     $.29          $.34           $.87       $.99

Fully diluted earnings
 per common share (a)             $.29          $.34           $.87       $.98


(a) Fully diluted earnings per common share are not presented on the income statement since the potential effect would have been less than 3% dilutive.